Exhibit 10.75

SECOND AMENDMENT

TO

LEASE OF OFFICE SPACE

BETWEEN

BROOKFIELD DEVELOPMENT CALIFORNIA INC.,

AS THE SUCCESSOR IN INTEREST TO BCED MINNESOTA INC.,

AS LANDLORD AND INTER-REGIONAL FINANCIAL GROUP, INC.,

AS TENANT

THIS SECOND AMENDMENT is made and entered into this 23rd day of December 1991, by and between Brookfield Development California Inc., as the successor in interest to BCED Minnesota Inc. (“Landlord”) and Inter-Regional Financial Group, Inc. (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc. (“BCED”), as Landlord and predecessor in interest to Landlord, and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 (the “Initial Lease”), covering among other things space in the Dain Bosworth Plaza located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; the Initial Lease was amended by that certain First Amendment to Lease of Office Space dated as of May 14, 1991 (the Initial Lease as so amended is referred to herein as the “Dain Plaza Lease”); and

WHEREAS, BCED, as Landlord, and Tenant, made and entered into that certain Lease of Office Space (the “Old Dain Lease”) dated as of February 6, 1989, covering among other things space in the Dain Tower and Thorpe Building in the City of Minneapolis, Minnesota; and

WHEREAS, concurrently herewith BCED and Tenant are entering into a First Amendment to Lease Office Space, amending the Old Dain Lease (the “Old Dain First Amendment”); and

WHEREAS, simultaneously with the execution and delivery of this Second Amendment and the Old Dain First Amendment, by Landlord and Tenant, Landlord has surrendered and is by such surrender relinquishing all rights and claims under and with respect to the IFG Letter of Credit as described in Section 1 of that certain Master Agreement dated February 6, 1989 entered into by and between Landlord and Tenant. Simultaneously with the execution and delivery of this Second Amendment and the Old Dain First Amendment by Landlord and Tenant, Tenant has surrendered and is by such surrender finally and fully relinquishing all rights and claims under and with respect to the Letter of Credit as described in

Section 1 of said Master Agreement. Each such surrender and relinquishment is final and effective; and

WHEREAS, Landlord and Tenant desire to further supplement and amend the Dain Plaza Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, the execution and delivery of the Old Dain First Amendment, the final surrender and relinquishment of the IFG Letter of Credit and the Letter of Credit, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Landlord and Tenant, Landlord and Tenant hereby agree that the Dain Plaza Lease is hereby supplemented and amended as follows:

1.0	Definitions

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Dain Plaza Lease or in the Master Agreement.

2.0	Adjustments to Construction and Electrical Requirements.

2.1

Attached to the Initial Lease as Schedule 2 to Exhibit D is a description of Landlord’s Work. Said Schedule 2, under the heading “Ceiling Grid and Tile” provides, in part, that at least 8” unobstructed and clear space will be allowed above the ceiling to accommodate Tenant’s lighting. There are certain areas within the Premises, however, where the unobstructed and clear space above the ceiling is less than eight inches (the “Reduced Clearance Areas”). Certain of said areas are as shown on Exhibit B hereto (the “The Exhibit B Reduced Clearance Areas”). Landlord and Tenant agree that, any provision in the Lease or Master Agreement to the contrary, the Building need not provide eight inches unobstructed and clear space in the Reduced Clearance Areas. Upon request of Tenant from time to time, Landlord will, at Landlord’s expense, and at no cost to Tenant, and with no pass through of cost to Tenant pursuant to the Dain Plaza Lease, as amended, and in reasonably prompt fashion, make all reasonably necessary spot adjustments in the Reduced Clearance areas, other than the Exhibit B Reduced Clearance Areas, where inadequate clearance above the ceiling causes a conflict with Tenant’s plans for the installation (or relocation from time to time) of Tenant’s light fixtures. In no event will Landlord be obligated to make spot adjustments in any of the Reduced Clearance Areas in order to provide more than eight inches unobstructed and clear space above the ceiling or where such spot adjustments are required because of installations by Tenant.

2.2	Landlord and Tenant have agreed that the average Tenant load, exclusive of building loads, in watts per square foot for the Premises may not exceed a maximum of 6 watts per usable square foot (the “Permitted Load”). Tenant acknowledges that its compliance with said Permitted Load limitation may, at Landlord’s option, be monitored by appropriate meters. Landlord agrees to share information developed by such meters, if installed, with Tenant on a reasonable basis.

2.3	Landlord agrees that it will not modify the fusing and circuit breakers on the Floors without Tenant’s prior written consent, which consent shall not be unreasonably withheld or delayed by Tenant.

2.4	Tenant acknowledges that the 100% redundancy described in Section 16 of the Outline Specification (relating to transformer capacity) (the “Redundancy Standard”) has been met for the Permitted Load. H the Permitted Load is exceeded, the Redundancy Standard may not be met.

2.5	Tenant may from time to time reallocate electrical capacity on one or more of Tenant’s Floors, but only with the prior written consent of Landlord. Landlord agrees to give such consent as and when provided by this paragraph 2.6. In requesting such consent from Landlord, Tenant shall at its expense prepare and submit to Landlord:

(i)	a load summary, showing the watts per square foot which Tenant proposes for all Floors in the Premises;

(ii)	plans and specifications detailing the work required to be performed in order to implement Tenant’s request prepared by a licensed electrical engineer approved by Landlord, which approval will not be unreasonably withheld or delayed.

If after review of such plans and specifications and such assurances, Landlord determines that implementation of Tenant’s request will not exceed the Permitted Load, and will not violate the other requirements and conditions stated in paragraph 2.6, Landlord will in writing consent to Tenant’s request. All work will be performed at Tenant’s expense by an electrical contractor approved by Landlord, which approval will not be unreasonably withheld or delayed.

3.0	Establishment of Commencement Date.

3.1	Landlord and Tenant agree that the Commencement Date for the Dain Plaza Lease is December 2, 1991, any provision of the Dain Plaza Lease to the contrary notwithstanding.

4.0	Initial Computation of Occupancy Costs.

4.1	Tenant shall pay Occupancy Costs from and after the Commencement Date as and when provided in the Dain Plaza Lease, provided, however, that in computing Occupancy Costs from the Commencement Date until December 31, 1991, the Landlord shall exclude costs, charges, and expenses attributable to cleaning services (and related supplies), electricity, insurance and management fees.

5.0	Miscellaneous.

5.1	Except as hereinbefore modified, the Dain Plaza Lease remains in full force and effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.0	Contingency.

6.1	Provisions to the contrary contained in this Second Amendment notwithstanding, this Second Amendment is contingent upon the execution and delivery to Landlord and Tenant by Toronto-Dominion Bank of the attached Consent together with the Toronto-Dominion Bank Consent attached to the Old Dain First Amendment not later than January 6, 1992. In the event that said contingency is not met and satisfied by said contingency date, either Landlord or Tenant may cancel and terminate this Second Amendment, at any time after said contingency date, by giving written notice in the manner provided in Article 18.01 of the Old Dain Lease. In the event of such cancellation and termination this Second Amendment shall be null and void and of no further force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set • their hands as of the date first above written.

LANDLORD:

BROOKFIELD DEVELOPMENT
CALIFORNIA INC., as successor in interest to BCED Minnesota Inc.

By:	/s/ Authorized Signatory
Its Vice President

By:	/s/ Authorized Signatory
Its ASSISTANT SECRETARY

TENANT:

INTER-REGIONAL FINANCIAL
GROUP, INC.

By:	/s/ Authorized Signatory
Its Sr. Vice President

CONSENT

The Toronto-Dominion Bank, a Canadian chartered bank acting through its Grand Cayman Islands B.W.I. Branch (Lender), hereby consents to the Second Amendment to Lease of Office Space between Brookfield Development California Inc., as the successor to BCED Minnesota Inc., as Landlord, and Inter-Regional Financial Group, Inc., as Tenant.

THE TORONTO-DOMINION BANK,
Acting through its Grand Cayman
Islands, B.W.I. Branch

By:	/s/ Authorized Signatory
Its ASSISTANT GENERAL MANAGER

EXHIBIT A

Parcel 1:

Lots 1, 2, 9 and 10, and the Northwesterly 23 feet (front and rear) of Lots 3 and 8, all in Block 87, Town of Minneapolis, (now City of Minneapolis); also the Northwesterly  1/2 of the alley running through the center of said Block 87, from 5th Street to 6th Street (being streets in the City of Minneapolis), the Northwesterly boundary line of which alley is parallel to and 23 feet Southeasterly from the Northwesterly line of said Lots 3 and 8, in said Block 87, it being intended hereby to embrace the Northwesterly  1/2 of said Block 87.

Parcel 2:

The Northwesterly 10 feet of the following described property:

All that part of Block 87 in the original town of Minneapolis (now part of the City of Minneapolis) bounded and described as follows, to-wit: Commencing at the most Easterly corner of said Block 87 being the corner formed by the intersection of the Southwesterly boundary line of Fifth Street with the Northwesterly boundary line of First Avenue South (now Marquette Avenue and formerly Minnetonka Street) in the City of Minneapolis; thence running Southwesterly along the line dividing said Marquette Avenue from said Block 87 a distance of 165 feet, more or less, to an intersection with aline drawn through the center of said Block 87 parallel with and equally distant from the Northeasterly boundary line of Sixth Street and the Southwesterly boundary line of Fifth Street; thence running Northwesterly along said line drawn through the center of Block 87 a distance of 165 feet; thence Northeasterly and parallel with and said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet; thence Northeasterly parallel with the said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet, more or less, to the Southwesterly boundary line of Fifth Street from said Block 87 a distance of 165 feet to the point of beginning, according to the plat thereof on file and of record in the office of the County Recorder, in and for Hennepin County, Minnesota.

Parcel 3:

The Northwesterly 10 feet of the following described Tract:

The Southeasterly Half front and rear of Lot 3, Block 87, Town of Minneapolis and the Southwesterly Half front and rear of the Southeasterly Half front and rear of the vacated alley in said Block, according to the plat thereof on file and of record in the office of the Register of Deeds in and for said County.

EXHIBIT B

[Plan Showing Reduced Clearance Areas Exempted from Landlord Spot Adjustment]

= “Exhibit B Reduced Clearance Areas”